Exhibit 99.1

Protea Biosciences Group, Inc. 955 Hartman Run Road Morgantown, WV 26507 P: 304.292.2226 F: 304.292.7101 www.proteabio.com

NEWS RELEASE

FOR IMMEDIATE RELEASE

Protea announces agreement to acquire vivoPharm

Combined company to develop and market new services for pharmaceutical R&D

Morgantown WV; 8:00 AM ET April 6, 2015 – Protea Biosciences Group, Inc. (OTCQB: PRGB) (“Protea”) announced today that it has entered into an agreement dated as of March 31, 2015 for the purchase of vivoPharm Pty Ltd. (“vivoPharm”), a global provider of pharmacology, toxicology and bioanalytical research services, with a portfolio of proprietary oncology models.

With facilities in Melbourne, Australia and Hershey, Pennsylvania, along with a sales office in Munich, Germany, upon completion of the acquisition vivoPharm will operate as a business unit of Protea.

Protea’s Chairman and CEO, Mr. Stephen Turner stated, “The combined company will offer a unique, proprietary suite of services and bioanalytic technologies for the biotechnology and pharmaceutical industries. With the combination of our two companies, we are seamlessly integrating revolutionary molecular information technologies with world class oncology models and in vivo testing capabilities, to create new, unmatched and superior services for the preclinical pharmaceutical market.

Dr. Ralf Brandt, founder and CEO of vivoPharm, said, “Joining forces with Protea provides a fantastic opportunity to build vivoPharm’s business, and provides a major point of differentiation from other preclinical research services. The opportunities to apply Protea’s mass spectrometry imaging workflows directly to in vivo animal studies represent a potential game-changer for the overall pharmaceutical and biotech R&D space.”

Mr. Turner also noted, “vivoPharm has developed a large standard of care reference database. We believe that this critical asset, together with Protea’s capacity to rapidly generate large molecular databases on tissue samples, and display the data in 2D and 3D localized molecular imaging when applied, will significantly improve the R&D and drug development processes. The combined companies will have the unique ability to improve the predictive values obtained in preclinical pharmaceutical research workflows. The combined companies will offer current and future clients the opportunity to remove costs earlier in the R&D cycle.”

Consummation of the vivoPharm acquisition is subject to certain conditions, including completion of the necessary financing by Protea. Details of the terms for the acquisition are disclosed in Protea’s Form 8-K Current Report filed with the SEC on April 6, 2015. Subject to satisfaction of the closing conditions, it is anticipated that the transaction will close by the end of the first half of 2015.

About Protea Biosciences Group, Inc.

Protea Biosciences Group, Inc. (OTCQB:PRGB) is a molecular information company providing innovative bioanalytical solutions to the pharmaceutical, agricultural and life science industries. "Molecular information" refers to the generation and bioinformatic processing of very large data sets, obtained by applying the Company's technology to identify and characterize the proteins, metabolites, lipids and other biomolecules which are the byproducts of all living cells and life forms. The Company is applying its technology to the development of next generation, "direct molecular imaging" technology and service capabilities that enable more rapid and comprehensive molecular profiling of human disease.

About vivoPharm Pty Ltd

vivoPharm is a growing and profitable technology leader and innovator in preclinical in vivo oncology and other research services. It has developed more than 70 fully characterized and validated cancer cell lines used in oncology pharmaceutical research. vivoPharm has pioneered the development of proprietary orthotopic methods (site-specific grafting of tissues) and other specialized in vivo tumor models. vivoPharm has developed an expanding global base of customers both in the pharmaceutical and emerging biotech sectors. The Company is led by Dr. Ralf Brandt, a recognized cancer biologist, who, prior to founding vivoPharm, was Head of Tumor Biology at Novartis AG.

Forward-Looking Statements: This press release may contain statements relating to future results or events, which are forward-looking statements. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import may identify forward-looking statements. These statements are not historical facts, but instead represent only the Company's belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company's control. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Further, information concerning the Company and its business, including factors that potentially could materially affect the Company's business and financial and other results, are contained in the Company's filings with the Securities and Exchange Commission, available at www.sec.gov. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For more Information:

Protea Biosciences Group, Inc., 955 Hartman Run Road, Morgantown, WV 26505 USA

Phone: +1.304.292.2226             Fax: +1.304.292.7101

Stephen.turner@proteabio.com

https://proteabio.com/investors

Protea and LAESI are registered trademarks of Protea Biosciences Group, Inc.

vivoPharm is a registered trademark of vivoPharm Pty Ltd.